Exhibit 10

INDEPENDENT AUDITORS' CONSENT

We consent to the use in the Post-Effective Amendment No. 1 to Registration Statement No. 333-8551 and in the Post-Effective Amendment No. 9 to Registration Statement No. 811-7547, both filed on Form N-4 of Valley Forge Life Insurance Company Variable Annuity Separate Account of our report on the financial statements of Valley Forge Life Insurance Company, dated
February 10, 1999 and our report on the financial statements of the Valley Forge Life Insurance Company Variable Annuity Separate Account, dated February 23, 1999, appearing in the Registration Statement and to the reference to us under the heading "Independent Auditors" in the Registration Statement.



Deloitte & Touche LLP

Chicago, Illinois
February 11, 2000